CONSENT OF EXPERT

The undersigned hereby consents to the inclusion in the Annual Report on Form 20-F (“Annual Report”) of Platinum Group Metals Ltd. (the “Company”) for the year ended August 31, 2018 of references to, and the information derived from, the report titled “Technical Report on the Mineral Resource Update for the Waterberg Project Located in the Bushveld Igneous Complex, South Africa, dated effective September 27, 2018, and to the references, as applicable, to the undersigned’s name included in or incorporated by reference with respect to the disclosure of technical and scientific information contained in the Annual Report (the “Technical Information”). The undersigned further consents to the incorporation by reference in the Company’s Registration Statement on Form F-3 (No. 333-226580), as amended and supplemented, filed with the United States Securities and Exchange Commission, of the references to the undersigned’s name and the Technical Information in the Annual Report.

Dated: November 29, 2018

/s/ Charles J. Muller
Charles J. Muller